                               EXHIBIT 23.2

          CONSENT OF KPMG PEAT MARWICK LLP INDEPENDENT AUDITORS

We consent to incorporation by reference in the registration statement on Form S-8 of NPS Pharmaceuticals, Inc. (a development stage company) of our report dated February 7, 1996, except as to Note 11 which is as of March 18, 1996, relating to the balance sheets of NPS Pharmaceuticals, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and for the period from October 22, 1986 (inception) through December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of NPS Pharmaceuticals, Inc.

                                            /s/
                                       KPMG Peat Marwick LLP

Salt Lake City, Utah
December 5, 1996